Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.
Exhibit 10.1
February 7, 2020

Mr. James D. Allison
Sr. Vice President, Gross Profit Operations
Insperity Holdings, Inc.
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802

Re: Insperity and UnitedHealthcare Pooling Feature Agreement

Dear James:

I am providing this Letter of Agreement (LOA) to propose the terms and conditions of changes to existing contracts between United HealthCare Insurance Company (“UnitedHealthcare”) and Insperity Holdings, Inc. (“Insperity”) (together the “Parties”) to implement a pooling feature, consistent with the 2005 Minimum Premium Financial Agreement, as restated and amended from time to time (collectively the “MP Agreement”.) We hope that you will find these terms and conditions agreeable.

Upon execution, this LOA and the attached Terms of Agreement (Exhibit A) will constitute a legally binding agreement as to the principal terms of the pooling feature to be included as part of the MP Agreement by and between the Parties. The Parties anticipate that such amendment shall be completed as soon as possible. Except as otherwise set forth herein, the terms and conditions of any eventual pooling feature will be only as set forth in any subsequent amendment(s) signed by the parties.

The Parties acknowledge and agree that the terms and conditions of this LOA and the attached Exhibit A related to the MP Agreement, including the existence hereof, are subject to the provisions of Section 5(e) of the Minimum Premium Administrative Services Agreement (relating to the publicity of the arrangement). As such, Insperity and UnitedHealthcare each agree not to make any unauthorized disclosure or public announcement concerning the subject matter hereof without the written consent of the other.

If this LOA and the terms set forth in Exhibit A are in accordance with your understanding of the proposed modifications to our existing contracts, please sign below and return an executed copy to me via email to Anthony_r@carr@uhc.com or facsimile at (954) 378-0771. Should you have any questions, please call me at (954) 378-0596.

Best Regards,	AGREED TO AND ACCEPTED BY:

/s/ Anthony R. Carr	/s/ James Allison
Insperity Holdings, Inc.

Anthony R. Carr	James Allison
National Vice President,	Sr. Vice President, Gross Profit Operations
UnitedHealthcare	Insperity Holdings, Inc.
Date: 2/10/2020

Exhibit A
UnitedHealthcare/Insperity
Terms of Agreement
February 7, 2020

For consistency, clarity and ease of communication, this Terms of Agreement uses defined terms from the MP Agreement between Insperity and UnitedHealthcare, which MP Agreement is hereby modified effective January 1, 2020, unless otherwise indicated.

UnitedHealthcare and Insperity desire to amend the existing MP Agreement extended in 2018 via Letter Agreement, by adding or modifying the following provisions therein to Exhibit D - Policies, Rates and Factors:

1)
The "[ ]" shall consist of an [ ] portion, the [ ], and a [ ] portion, where [ ]shall be measured each December 15th and June 15th and shall be the [ ] that is used to determine the [ ] and [ ] for the following six (6) months of the MP Financial Agreement period.

2)
The Pooling Charge shall be a [ ] for the calendar year beginning January 1, 2020. The Pooling Charge shall be updated annually for each calendar year, subject to the terms below. For subsequent calendar years, UnitedHealthcare will notify Insperity of the Pooling Charge [ ], and Insperity will elect or decline the pooling option [ ] of the applicable calendar year. The Pooling Charge quoted includes all applicable premium taxes.

i.
The Pooling Charge pertains to the pooling mechanism as described in the contract for combined medical and pharmacy claims paid in excess of $1,000,000 per individual claimant during each calendar year.

ii.	The Pooling Charge may be adjusted at [ ] due to the following circumstances:

a.	Increase greater than [ ] or [ ]

b.	[ ] enrollment exceeds 10% of total membership

c.	Change to federal, state legislation or regulation, involving taxes/assessments

d.	Material change to plan design required by regulatory authority or elected by Insperity

Any [ ] in the Pooling Charge during a calendar year due to a change under this Item (ii) shall only be a [ ] and only after having provided Insperity with [ ] of any [ ] in the Pooling Charge.

iii.	The Pooling Charge for subsequent years [ ] the following:

a.	Calendar Year 2021: [ ]

b.	Calendar Year 2022: [ ]

Except as otherwise modified by the aforementioned provisions, the existing provisions of Exhibit D - Policies, Rates and Factors shall remain in full effect.